Ex 99.1
CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 7, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported September 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.   See the accompanying tables for combined results.
The Company flew 7.9 billion revenue passenger miles (RPMs) in September 2011, compared to 7.5 billion combined RPMs flown in September 2010, an increase of 6.4 percent.  Available seat miles (ASMs) increased 3.2 percent to 10.2 billion from the September 2010 combined level of 9.9 billion. The load factor for September 2011 was 77.8 percent, compared to the combined load factor of 75.5 percent in September 2010.  For September 2011, passenger revenue per ASM (PRASM) is estimated to have increased approximately 12 percent as compared to September 2010’s combined PRASM.
For the third quarter 2011, the Company flew 27.3 billion RPMs, compared to 25.9 billion combined RPMs flown for the same period in 2010, an increase of 5.3 percent.  Third quarter 2011 ASMs increased 4.7 percent to 33.3 billion, compared to the combined level of 31.8 billion for the same period in 2010.  The third quarter 2011 load factor was 82.0 percent, compared to the combined load factor of 81.5 percent for the same period in 2010.
For the first nine months of 2011, the Company flew 78.7 billion combined RPMs, compared to 72.9 billion combined RPMs flown for the same period in 2010, an increase of 8.0 percent.  The combined year-to-date ASMs increased 5.9 percent to 97.2 billion, compared to the combined level of 91.8 billion for the same period in 2010.  The combined year-to-date load factor was 80.9 percent, compared to the combined load factor of 79.4 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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	SEPTEMBER

	2011	2010	CHANGE

Revenue passengers carried	8,547,211	8,340,000	2.5%

Enplaned passengers	10,509,784	10,122,420	3.8%

Revenue passenger miles (000)	7,929,112	7,451,999	6.4%

Available seat miles (000)	10,185,530	9,868,119	3.2%

Load factor	77.8%	75.5%	2.3	pts.

Average length of haul	928	894	3.8%

Trips flown	112,156	110,493	1.5%

	THIRD QUARTER

	2011	2010	CHANGE

Revenue passengers carried	28,208,036	27,966,582	0.9%

Enplaned passengers	35,010,060	34,346,991	1.9%

Revenue passenger miles (000)	27,322,289	25,938,073	5.3%

Available seat miles (000)	33,318,088	31,819,149	4.7%

Load factor	82.0%	81.5%	0.5	pts.

Average length of haul	969	927	4.5%

Trips flown	359,630	352,087	2.1%

	YEAR-TO-DATE

	2011	2010	CHANGE

Revenue passengers carried	82,615,444	80,275,161	2.9%

Enplaned passengers	101,763,544	97,645,251	4.2%

Revenue passenger miles (000)	78,683,982	72,883,801	8.0%

Available seat miles (000)	97,220,639	91,834,163	5.9%

Load factor	80.9%	79.4%	1.5	pts.

Average length of haul	952	908	4.8%

Trips flown	1,055,888	1,026,229	2.9%

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